Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

APPYEA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity(1)	Common Stock, $0.0001 par value per share(1)	457	(c)	64,875,479 (3)	$0.028		$1,816,513.41	0.00014760	$268.12	—	—	—	—

Fees Previously Paid	—	—	—		—	—		—	—	$—	—	—	—	—

	Total Offering Amounts						$	[*]	0.00014760	$268.12
	Total Fees Previously Paid									$—
	Total Fee Offsets									—
	Net Fee Due									$268.12

(1)	This Registration Statement also covers an indeterminate number of Common Shares that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act, as amended.

(2)	The fee was estimated pursuant to Rule 457(c) under the Securities Act on the basis of the average of the bid and asked price of AppYea’s common stock as reported on the OTC Market on November 2, 2023.

(3)	Consisting of Common shares, par value $.0001 per share, granted to employees and directors of the Company (60,975,479), and professional service providers (3,900,000).